UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549




                            FORM 8-K




                         CURRENT REPORT



             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934




                         March 15, 1999
        Date of Report (Date of Earliest Event Reported)

                      HOWARD B. WOLF, INC.


       State of Texas                 1-6775                75-0847571
(State or other Jurisdiction (Commission File Number)      (IRS Employer
     of Incorporation)                                  Identification No.)

        3809 Parry Avenue
          Dallas, Texas                           75226-1753
(Address of Principal Executive Offices)          (Zip Code)

                          214.823.9941
      (Registrant's Telephone Number, Including Area Code)

                               N/A
  (Former Name or Former Address, if Changed since last Report)

ITEM 5.   OTHER EVENTS.

     Pursuant to an agreement dated as of March 15, 1999 (the "Agreement"), Howard B. Wolf (the "Registrant") consummated the sale of its real property and buildings located at 3809 Parry Avenue and 4136 Commerce Street , Dallas, Texas, the principal office and manufacturing facility of the Registrant (the "Properties") to an unrelated third party (the "Buyer") for a sales price of $1,700,000 in cash ($1,549,000 net). Pursuant to the terms of the Agreement, the Registrant will lease back the Properties through June 30, 1999 for a cost of approximately $50,000.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)    EXHIBIT NO.       DESCRIPTION

          99.1           Press Release, dated April 7, 1999.



                           SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         HOWARD B. WOLF, INC.
                         (President)

                          By:  /s/  EUGENE K. FRIESEN
                             --------------------------------
                             EUGENE K. FRIESEN
                             Senior Vice President and Treasurer
                             (Principal Financial and Duly Authorized
                             Officer)

                                             HOWARD B. WOLF, INC.
                      3809 Parry Avenue, Dallas, Texas 75226-1797



                      FOR IMMEDIATE RELEASE


April 7, 1999

     DALLAS, TEXAS....Howard B. Wolf, Inc. (HBW-AMEX) Dallas
based women's fashion apparel manufacturer, announced today that it had entered into an agreement with Jean Saint Germain, a California corporation, pursuant to which the Company agreed to sell to Jean Saint Germain all of the assets necessary to produce salesmen's samples of the HOWARD WOLF Fall 1999 collection. The Company also announced that the agreement with Jean Saint Germain will not affect the Company's plans to complete its Spring and Summer 1999 collections.

     In addition, the Company stated that subject to the approval of the Company's shareholders of a Plan of Complete Liquidation and Dissolution adopted by the Company's Board of Directors on February 3, 1999 the Company would sell to Jean Saint Germain the names Howard Wolf, Pret-A-Porte and VSOP and certain intellectual property with respect to such names. During the period between the date of the agreement with Jean Saint Germain and the closing date of the agreement, Jean Saint Germain has use of those names.

     The Company also announced that on March 16, 1999 it sold its principal office and manufacturing facility in Dallas, Texas to an unrelated third party for a total sales price of $1,700,000 ($1,549,000 net), and leased back the premises through the period ending June 30, 1999, for a cost of approximately $50,000.